UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: August 14, 2012

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

The information in this Item 2.02 of this Current Report is being furnished pursuant to Item 2.02 of Form 8-K and according to general instruction B.2. thereunder, the information in this Item 2.02 of this Current Report and the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of this Current Report and the press release attached hereto as Exhibit 99.1 shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

On August 14, 2012, Forbes Energy Services Ltd., a Texas corporation, or the Company, announced the results of its operations for the three months ended June 30, 2012. A copy of this press release dated August 14, 2012 is attached hereto as Exhibit 99.1.

Item 7.01 – Regulation FD Disclosure

The information in this Item 7.01 of this Current Report, according to general instruction B.2., shall be deemed to be “filed” (not furnished) for the purposes of Section 18 of the Securities Exchange Act of 1934.

On August 15, 2012, the Company held a conference call to discuss its financial results for the second quarter of 2012. In addition to information previously provided, management provided certain details regarding its operations and expectations for the future, some of which are summarized below.

Management explained that the Company faced an increase in competition in its fluid logistics segment in the second quarter of 2012, as equipment from dry gas markets was transferred into the oil and liquids rich markets where the Company primarily operates and new start-up companies began entering the fluid logistics market. During the call, management discussed how this competition has created labor pressure, as some skilled employees have been hired away by competitors. While management feels that this competitive pressure will continue through 2012, it feels that the Company’s existing geographic footprint and modern equipment and steps it has taken in response to the increased competition will help its financial performance for the remainder of 2012.

In response to questions during the conference call, management provided information regarding its plans and expectations for the future. Management estimated that its total capital expenditures for the full year 2012 will be approximately $110 million to $115 million. Management also stated that it expects capital expenditures for 2013 to be more limited, with the Company adopting a more conservative approach to expansion during that year. Further, management discussed the Company’s recently acquired coiled tubing unit. Management estimates that this unit, as well as the other similar units on order, will be able to achieve attractive margins and revenue per unit, dependent on market conditions and other factors that may impact utilization.

Additionally, management was asked during the call about the possibility of the Company repurchasing equity or senior notes. Management stated that it continually evaluates opportunities to increase shareholder value, including assessments of the appropriateness of repurchasing equity or senior notes.

This report contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; competition; future decisions regarding capital expenditures; and levels of success in achieving utilization and revenues with new coiled tubing units. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1     Press Release dated August 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: August 16, 2012	By:	/s/ L. Melvin Cooper
L. Melvin Cooper Senior Vice President and Chief Financial Officer